Exhibit 99.1
MAGELLAN PETROLEUM CORPORATION
ANNOUNCES REVISED TERMS OF THE
EXCHANGE OFFER FOR MINORITY INTEREST
IN MAGELLAN PETROLEUM AUSTRALIA LIMITED
HARTFORD, Conn., United States, SYDNEY, Australia January 24, 2006 – Magellan Petroleum Corporation (NASDAQ Capital Market — trading symbol MPET) (“Magellan”) today announced that its Board of Directors has increased the exchange ratio and added a cash component to the terms of its ongoing exchange offer (the “Offer”) to acquire all of the ordinary shares of Magellan Petroleum Australia Limited (“MPAL”) (Australian Stock Exchange – code MAG) that it does not currently own. Magellan currently has a 55.13% ownership interest in MPAL.
Under the terms of the revised Offer, Magellan is offering to exchange 0.75 of a share of Magellan common stock and A$0.10 in cash consideration for each outstanding MPAL share that it does not currently own (the “Minority Shares”). Based on Magellan’s closing share price of US$2.23 on January 20, 2006 on the NASDAQ Capital Market and that day’s A$/US$ exchange rate of 0.75, the revised terms of the Offer provide the holder of each Minority Share with A$2.23 in market value in Magellan stock plus A.$0.10 in cash for a total value of A$2.33. The proposed consideration in aggregate for the MPAL Minority Shares is A$48.8 million based on the above. If the Offer is successful, the holders of MPAL’s Minority Shares will be entitled to receive either newly issued shares of Magellan’s common stock or CHESS Depository Interests (“CDIs”) representing Magellan shares, which will be listed and traded on the Australian Stock Exchange (“ASX”).
Magellan’s Chairman, Mr. Walter McCann, said today he believes “this is a rare and not-to-be-missed opportunity for MPAL shareholders to provide liquidity to their investment, and to do so at an attractive premium to the present market value of MPAL”.
Offer Timing and Conditions
Magellan has extended its Offer period to 9 March 2006.
A Supplementary Bidder’s Statement, outlining the revised terms of the Offer and other matters, was lodged today with the Australian Securities and Investments Commission and will be dispatched to holders of the MPAL Minority Shares shortly. The Company previously announced its intention to make the Offer on October 18, 2005. On October 31, 2005, Magellan filed with the U.S. Securities and Exchange Commission a Registration Statement on Form S-4 (SEC File No. 333-129329), which contains the prospectus/proxy statement to be used by the Company in connection with the issuance and sale of Magellan Shares in the Offer.
The Offer formally commenced on December 16, 2005, when a copy of the Company’s Bidder’s Statement, dated November 29, 2005, was sent to MPAL shareholders in Australia. The Bidder’s Statement was also filed as an Exhibit to the Company’s Form S-4 Registration Statement on December 15, 2005.

The Offer is subject to certain conditions including Magellan acquiring at least 90% of MPAL’s outstanding shares on or before the end of the prescribed Offer Period, and approval of the issuance of Magellan common stock in the Offer by Magellan’s shareholders at the upcoming 2005 annual meeting of shareholders, which is scheduled to take place in Hartford, Connecticut on February 23, 2006.
Other conditions to the Offer are more fully described in “Terms of the Offer,” included as Appendix A to the Company’s Bidder’s Statement dated November 29, 2005, a copy of which was also included in Exhibit 99.1 to the Company’s Form 8-K filed with the SEC on October 18, 2005.
Forward Looking Statements
Statements in this release which are not historical in nature are intended to be, and are hereby identified as, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. These statements about Magellan and MPAL relate to their businesses and prospects, revenues, expenses, operating cash flows, the benefits of the proposed Offer, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Among these risks and uncertainties are the successful completion of the Offer, pricing and production levels from the properties in which Magellan and MPAL have interests, the extent of the recoverable reserves at those properties, the future outcome of the negotiations for gas sales contracts for the remaining uncontracted reserves at both the Mereenie and Palm Valley gas fields in the Amadeus Basin, including the likelihood of success of other potential suppliers of gas to the current customers of Mereenie and Palm Valley production. In addition, MPAL has a large number of exploration permits and faces the risk that any wells drilled may fail to encounter hydrocarbons in commercially recoverable quantities. Any forward-looking information provided in this release should be considered with these factors in mind. Magellan assumes no obligation to update any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise.
This press release is for informational purposes only and shall not constitute an offer to sell or a solicitation of an offer to buy any securities of Magellan. The offer to exchange Magellan shares for MPAL shares will be made only by Magellan’s Bidder’s Statement and prospectus/proxy statement. Magellan has filed with the Securities and Exchange Commission a Registration Statement on Form S-4, which contains a prospectus/proxy statement in connection with the proposed Exchange Offer.
The Company expects that this Registration Statement will become effective on or about January 27, 2006. The Company intends to mail, on or about January 30, 2006, its final prospectus/proxy statement and 2005 annual report for its 2005 annual meeting of shareholders to its shareholders of record as of January 6, 2006. Shareholders of Magellan are advised to read the prospectus/proxy statement when they receive it, because it will contain important information. The final prospectus/proxy statement (when available) and other relevant documents may also be obtained, free of charge, on the Securities and Exchange Commission’s website (http://www.sec.gov) or by request from the contacts listed below.
Magellan and certain persons may be deemed to be participants in the solicitation of proxies relating to the proposed Offer. The participants in such solicitation may include Magellan’s executive officers and directors. Further information regarding persons who may be deemed participants will be available in Magellan’s final prospectus/proxy statement to be used in connection with the proposed Offer.
If MPAL Shareholders have any questions in relation to the Offer, they should call the information line on 1300 551 398 if calling within Australia or +613 9415 4303 if calling from outside Australia.
Magellan’s Offer is scheduled to close at 7:00 p.m. (Sydney time) on 9 March 2006 unless extended further. MPAL Shareholders must submit their Acceptance Forms so as to be received by Magellan’s share registry, by that time.
For Further Information:
In the United States:
Daniel J. Samela, President and Chief Executive Officer of Magellan –
Tel: +1 (860) 293-2006
W. Gregory Robertson, TM Capital Corp –
Tel: +1 (212) 809-1410
In Australia:
Paul Young/Peter Fraser, Baron Partners Limited (Corporate Adviser to Magellan)
Sydney, +61 (2) 9232 5500